EXHIBIT 10.4

                                 PROMISSORY NOTE
$20,000                                                     Date August 23, 2002

For value received, the undersigned Vitro Diagnostics, Inc. (the "Promisor") promises to pay to the order of James R. Musick at 9238 Black Mountain Drive, Conifer, CO (or at such other place as the Payee may designate in writing) the sum of $20,000.00 plus interest from August 23, 2002, on the unpaid principle at a rate of 8 % per annum.

The proceeds loaned by payee are intended to support corporate operations of the Promisor.

Unpaid principal after the due date shown below shall accrue interest at a rate of 10 % annually until paid in full.

Unpaid principal and accrued interest shall be payable in full on or before August 23, 2003, the "Due Date".

The Promisor agrees to provide collateral for this note by providing a first lien on certain assets owned by the Promisor as set forth in Appendix A. The Promisor reserves the right to prepay this Note, in whole or in part, prior to the Due Date with no prepayment penalty.

Promisor also agrees to grant to payee options to purchase common stock of the Promisor in the amount of 50% of the value of this note, i.e., $10,000 at the bid price of the Promisor's common stock on the day the option is granted. For example, if the bid price were $0.1/share, then the total grant of options would be 100,000 shares at an exercise price of $0.1/share. The option is to be granted on the day the Promisor receives $20,000 cash from the payee at the closing bid price of VODG stock for a 10-year term without vesting.

If any payment obligation under this Note is not paid when due the Promisor agrees to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, the Note and any other obligations of the Promisor to the payee, shall become due upon demand of the payee:

1) the failure of the Promisor to pay the principal and any accrued interest in full on or before the Due Date;
2)   the filing of bankruptcy proceedings involving the Promisor as a Debtor;
3)   the application for appointment of a receiver for the Promisor;
4) the making of a general assignment for the benefit of the Promisor's creditors;
5)   the insolvency of the Promisor.

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In  addition,  the  Promisor  shall be in default if there is a sale,  transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

This Note shall be construed in accordance with the laws of the State of Colorado.

Executed on this 23rd day of August, 2002
                 ----        ------

By: /s/ Erik D. Van Horn
    --------------------------------------------------------
        Erik D. Van Horn, Secretary, Vitro Diagnostics, Inc.


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APPENDIX A

Collateral used to secure promissory note:

1. United States Patent Numbers 5,990,288 & 6,414,123 B1, entitled "Method of Purifying FSH" including all continuations, divisions, continuations-in-part, reissues, reexaminations, substitutions and foreign counterparts thereof.